Via Facsimile and U.S. Mail
Mail Stop 6010


March 1, 2006


Mr. Gerald R. Mitchell
Vice President and Chief Financial Officer
K-V Pharmaceutical Company
2503 South Hanley Road
St. Louis, Missouri 63144

Re:	K-V Pharmaceutical Company
Form 10-K for Fiscal Year Ended March 31, 2005
File No. 001-09601

Dear Mr. Mitchell:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,




      Kevin Woody
								Branch Chief